EXHIBIT 99.1

BBSI Reports Strong Fourth Quarter and Full Year 2025 Financial Results

- Fourth Quarter Revenues up 5% to $321.1 Million With Net Income of $16.4 Million, or $0.64 per Diluted Share -

VANCOUVER, Washington, February 25, 2026 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Financial Summary vs. Year-ago Quarter

•
Revenues up 5% to $321.1 million.
•
Gross billings up 6% to $2.40 billion.
•
Average worksite employees (“WSEs”) up 5%.
•
Net income of $16.4 million compared to $16.8 million.
•
Diluted earnings per share up 2% to $0.64 compared to $0.63.

Full Year 2025 Financial Summary vs. 2024

•
Revenues up 8% to $1.24 billion.
•
Gross billings up 9% to $9.04 billion.
•
Average WSEs up 7%.
•
Net income up 3% to $54.4 million compared to $53.0 million.
•
Diluted earnings per share up 5% to $2.08 compared to $1.98.

“BBSI closed 2025 with another quarter of solid execution, finishing in line with our earnings expectations and delivering one of our strongest years of controllable growth in recent history,” said Gary Kramer, President and CEO of BBSI. “While fourth quarter same-customer sales trends moderated and revenue came in slightly below our expectations, our ability to drive new client wins and achieve 93% benefits retention reflects the strength of our client value proposition. As we enter 2026, we remain focused on disciplined growth, operational execution, and navigating evolving workers’ compensation market dynamics to position BBSI for continued long-term success. We are also looking forward to advancing our technology roadmap in 2026, including several new IT product launches designed to strengthen our service model.”

Fourth Quarter 2025 Financial Results

Revenues in the fourth quarter of 2025 increased 5% to $321.1 million compared to $304.8 million in the fourth quarter of 2024.

Total gross billings in the fourth quarter increased 6% to $2.40 billion compared to $2.25 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, primarily resulting from increased WSEs from net new clients, as well as higher average billings per WSE per day.

Workers’ compensation expense as a percent of gross billings was 2.3% in the fourth quarter of 2025 and benefited from lower workers’ compensation costs, including favorable prior year liability and premium adjustments of $2.2 million. This compares to 2.3% in the fourth quarter of 2024, which included favorable prior year liability and premium adjustments of $2.4 million.

Net income for the fourth quarter of 2025 was $16.4 million compared to $16.8 million in the year-ago quarter. Diluted earnings per share increased 2% to $0.64 compared to $0.63 in the year-ago quarter.

Full Year 2025 Financial Results

Revenues in 2025 increased 8% to $1.24 billion compared to $1.14 billion in 2024.

Total gross billings in 2025 increased 9% to $9.04 billion compared to $8.33 billion in 2024 (see “Key Performance Metrics” below). The increase was driven by growth in PEO services, primarily resulting from increased WSEs from net new clients, as well as higher average billings per WSE per day.

Workers’ compensation expense as a percent of gross billings was 2.3% in 2025 and benefited from lower workers’ compensation costs, including favorable prior year liability and premium adjustments of $18.7 million. This compares to 2.4% in 2024, which included favorable prior year liability and premium adjustments of $18.5 million.

Net income in 2025 increased 3% to $54.4 million, or $2.08 per diluted share, compared to net income of $53.0 million, or $1.98 per diluted share, in 2024.

Liquidity

As of December 31, 2025, unrestricted cash and investments were $157.2 million compared to $121.9 million at December 31, 2024. BBSI remained debt free at year end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in August 2025, BBSI repurchased $17 million of stock in the fourth quarter comprising 450,492 shares at an average price of $37.80. At December 31, 2025, approximately $75 million remained available under the $100 million repurchase program.

The Company paid $2.0 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on March 27, 2026, to all stockholders of record as of March 13, 2026.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled more than $50 million.

Outlook

In 2026, BBSI expects the following:

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Gross billings growth of 3% to 5%.
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Growth in the average number of WSEs of 2% to 4%.
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Gross margin as a percent of gross billings of 2.70% to 2.85%.
•
Effective annual tax rate of 26% to 27%.

Conference Call

BBSI will conduct a conference call on Wednesday, February 25, 2026, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2025.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, February 25, 2026
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865
Conference ID: 1197652

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 25, 2026.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1197652

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and twelve months ended December 31, 2025 and 2024.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Gross billings	$2,397,139	$2,251,997	$9,042,132	$8,327,091
PEO and staffing wages	$2,089,388	$1,964,001	$7,856,320	$7,245,093

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
PEO and staffing wages	87.2%	87.2%	86.9%	87.0%
Payroll taxes and benefits	7.7%	7.3%	7.9%	7.6%
Workers' compensation	2.3%	2.3%	2.3%	2.4%
Gross margin	2.8%	3.2%	2.9%	3.0%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended December 31,
	2025	Year-over-year % Growth	2024	Year-over-year % Growth	2023
Average WSEs	139,944	5.1%	133,124	5.2%	126,492
Ending WSEs	138,605	4.9%	132,069	4.4%	126,446

	(Unaudited)
	Year Ended December 31,
	2025	Year-over-year % Growth	2024	Year-over-year % Growth	2023
Average WSEs	138,218	6.7%	129,577	4.2%	124,306
Ending WSEs	138,605	4.9%	132,069	4.4%	126,446

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,200 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect future results include: our ability to retain current clients and attract new clients; technology disruption, including the displacement of employees through the adoption of AI and automation by our clients; difficulties associated with integrating clients into our operations; economic trends in the Company’s service areas and the potential effects of changing governmental policies, including those related to immigration, tariffs, other trade policies, or climate regulation; risks to our business and the business of our clients arising from current or future tariffs or other trade restrictions, supply chain issues, changes in labor force, or geopolitical instability, including the war in Ukraine, conflicts in the Middle East, and the potential for future conflicts or disruptions in other parts of the world; natural disasters; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefit costs, particularly with regard to health insurance benefits; security breaches or failures in the Company’s information technology systems; collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying values of deferred income tax assets and goodwill (which may be affected by our future operating results); the effects of inflation on our operating expenses and those of our clients; the impact of and potential changes to the Patient Protection and Affordable Care Act, escalating medical costs, and other health care legislative initiatives on our business; the effect of changing monetary policy, interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the availability of capital, borrowing capacity on our revolving credit facility, or letters of credit necessary to meet state-mandated surety deposit requirements for maintaining our status as a qualified self-insured employer for workers' compensation coverage or our insured program. Other important factors that may affect the Company’s prospects are described in the Company’s 2024 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$95,033	$55,367
Investments	62,154	66,492
Trade accounts receivable, net	248,626	234,533
Income taxes receivable	2,965	2,662
Prepaid expenses and other	18,652	18,698
Restricted cash and investments	97,210	97,690
Total current assets	524,640	475,442
Property, equipment and software, net	67,230	56,781
Operating lease right-of-use assets	23,218	20,329
Restricted cash and investments	106,216	134,454
Goodwill	47,820	47,820
Other assets	9,869	6,205
Deferred income taxes	74	4,477
Total assets	$779,067	$745,508
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,433	$6,787
Accrued payroll and related benefits	237,783	215,648
Payroll taxes payable	62,463	49,685
Current operating lease liabilities	6,969	6,231
Current premium payable	38,992	31,134
Other accrued liabilities	19,357	10,330
Workers' compensation claims liabilities	32,875	39,081
Total current liabilities	405,872	358,896
Long-term workers' compensation claims liabilities	75,709	89,365
Long-term premium payable	26,025	49,840
Long-term operating lease liabilities	17,484	15,215
Customer deposits and other long-term liabilities	12,977	10,788
Stockholders' equity	241,000	221,404
Total liabilities and stockholders' equity	$779,067	$745,508

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenues:
Professional employer services	$303,553	$284,517	$1,168,334	$1,063,386
Staffing services	17,573	20,303	71,964	81,145
Total revenues	321,126	304,820	1,240,298	1,144,531
Cost of revenues:
Direct payroll costs	13,368	15,392	54,443	61,010
Payroll taxes and benefits	184,245	163,720	720,798	628,534
Workers' compensation	55,248	54,333	204,144	201,736
Total cost of revenues	252,861	233,445	979,385	891,280
Gross margin	68,265	71,375	260,913	253,251
Selling, general and administrative expenses	47,582	48,818	190,494	185,869
Depreciation and amortization	2,163	1,938	8,256	7,601
Income from operations	18,520	20,619	62,163	59,781
Other income (expense):
Investment income, net	2,356	2,522	9,259	11,130
Interest expense	(38)	(45)	(171)	(178)
Other, net	17	(35)	148	89
Other income, net	2,335	2,442	9,236	11,041
Income before income taxes	20,855	23,061	71,399	70,822
Provision for income taxes	4,459	6,261	16,951	17,829
Net income	$16,396	$16,800	$54,448	$52,993
Basic income per common share	$0.65	$0.65	$2.13	$2.03
Weighted average number of basic common shares outstanding	25,362	25,907	25,613	26,076
Diluted income per common share	$0.64	$0.63	$2.08	$1.98
Weighted average number of diluted common shares outstanding	25,777	26,626	26,141	26,708

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com